Viad Corp Announces 2013 Financial Results

Full Year Income from Continuing Operations Per Share of $1.01 versus $0.26

Full Year Income Before Other Items Per Share of $1.26 versus $1.09

PHOENIX, Feb. 7, 2014 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced full year 2013 income from continuing operations of $20.4 million, or $1.01 per diluted share, compared to $5.3 million, or $0.26 per share, in 2012. Viad's 2013 income before other items was $25.5 million, or $1.26 per diluted share, which excludes non-cash impairment losses of $0.14 per share, restructuring charges of $0.13 per share and favorable tax matters of $0.02 per share. This compares to full year 2012 income before other items of $22.0 million, or $1.09 per share.

  Revenue of $972.8 million was down $52.4 million, or 5.1 percent, from 2012.
  Segment operating income of $45.9 million was up 9.6 percent from 2012.
  Free cash outflow was $30.1 million versus an inflow of $41.5 million in 2012 (defined as operating cash flow less capital expenditures).
  Cash and cash equivalents were $45.8 million at December 31, 2013.
  Debt was $11.7 million, with a debt-to-capital ratio of 3.2% at December 31, 2013.

Paul B. Dykstra, chairman, president and chief executive officer, said, "We realized meaningful growth in bottom line financial results for full-year 2013 despite revenue headwinds from negative show rotation. Both the Marketing & Events Group and the Travel & Recreation Group posted higher operating profits versus the prior year. As a result of our continuing focus on enhancing operating efficiencies, consolidated operating margins increased by 60 basis points and income before other items increased 15.6 percent versus 2012. Overall, 2013 was a solid year."

Viad's seasonal fourth quarter loss from continuing operations was $4.7 million, or $0.24 per share. Viad's fourth quarter loss before other items was $4.0 million, or $0.20 per share, which excludes restructuring charges of $0.06 per share and favorable tax matters of $0.02 per share. This compares to the 2012 fourth quarter loss before other items of $0.34 per share and to the company's prior guidance of a loss before other items of $0.25 per share to $0.16 per share.

Business Group Highlights

	Fourth Quarter				Full Year
($ in millions)	2013	2012	Change		2013	2012	Change

Revenue:
Marketing & Events Group:
U.S.	$134.5	$136.0	$(1.5)	-1.1%	$628.9	$ 676.8	$(47.9)	-7.1%
International	60.3	59.9	0.4	0.7%	229.3	240.1	(10.8)	-4.5%
Intersegment eliminations	(3.0)	(3.2)	0.2	6.4%	(13.3)	(14.9)	1.6	10.8%
Total	191.8	192.8	(0.9)	-0.5%	844.9	902.0	(57.1)	-6.3%
Travel & Recreation Group	10.0	9.8	0.2	2.0%	127.9	123.2	4.7	3.8%
Total	$201.8	$202.6	$(0.7)	-0.4%	$972.8	$1,025.2	$(52.4)	-5.1%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$(1.9)	$(6.7)	$4.7	70.7%	$11.0	$ 5.6	$5.4	97.6%
International	3.2	2.7	0.6	21.0%	9.1	12.3	(3.3)	-26.4%
Total	1.3	(4.0)	5.3	**	20.1	17.9	2.2	12.2%
Travel & Recreation Group	(3.7)	(4.4)	0.6	14.6%	25.8	24.0	1.8	7.7%
Total	$(2.4)	$(8.4)	$5.9	70.8%	$45.9	$41.9	$4.0	9.6%

Operating margins:
Marketing & Events Group	0.7%	-2.1%	280	bps	2.4%	2.0%	40	bps
Travel & Recreation Group	-37.4%	-44.7%	730	bps	20.2%	19.5%	70	bps
Total	-1.2%	-4.1%	290	bps	4.7%	4.1%	60	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

Marketing & Events Group 2013 full year revenue totaled $844.9 million with operating income of $20.1 million, compared to revenue of $902.0 million and operating income of $17.9 million in 2012. Revenue declines of $48 million related to negative show rotation and $16 million related to services provided in 2012 in connection with the Summer Olympic and Paralympic Games were partially offset by same-show growth and new business wins. Full year operating margin increased 40 basis points from 2012 to 2.4 percent in 2013.

U.S. segment full year revenue decreased $47.9 million, or 7.1 percent, to $628.9 million in 2013 as a result of negative show rotation of $54 million, partially offset by same-show growth. Base same-show revenue, defined as revenue derived from shows that the company produced out of the same city during the same quarter in each year, increased 3.1 percent versus 2012. Operating income for the year nearly doubled, increasing to $11.0 million from $5.6 million in 2012. Lower performance-based incentives, along with ongoing operating efficiencies and the sale of a facility in New Jersey contributed to the improved operating results.

International segment full year revenue decreased $10.8 million, or 4.5 percent, to $229.3 million in 2013 and operating income decreased $3.3 million to $9.1 million. The higher revenue and operating income in 2012 were primarily driven by work delivered for the London Summer Olympic and Paralympic Games in 2012 and unfavorable foreign exchange rates in 2013, partially offset by positive show rotation of $6 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $4.3 million and $240,000, respectively, compared to 2012.

For the fourth quarter of 2013, Marketing & Events Group revenue was $191.8 million, down 0.5 percent from $192.8 million in the 2012 fourth quarter, while operating results improved by $5.3 million to income of $1.3 million versus a loss of $4.0 million in the 2012 quarter.

U.S. Marketing & Events Group fourth quarter revenue decreased $1.5 million to $134.5 million compared to $136.0 million in the prior year's fourth quarter, reflecting certain non-recurring business produced in the 2012 fourth quarter, partially offset by base same-show revenue growth of 3.4 percent. Operating results improved by $4.7 million to a loss of $1.9 million versus a loss of $6.7 million in the fourth quarter of 2012 as a result of lower performance-based incentives and ongoing cost reduction efforts.

International Marketing & Events Group fourth quarter revenue was $60.3 million with operating income of $3.2 million compared to revenue of $59.9 million in the fourth quarter of 2012 and operating income of $2.7 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $516,000 and $51,000, respectively, as compared to 2012.

Dykstra said, "The Marketing & Events Group delivered solid improvement in bottom line results in 2013 with a 40 basis point increase in full year operating margin. This improvement is especially impressive given the $64 million revenue headwind we faced as a result of negative show rotation and the 2012 Summer Olympics. Our ongoing focus on enhancing operating efficiencies served us well in 2013, as we continue to optimize our U.S. service delivery network and more efficiently manage labor utilization. We were also successful in renewing several key contracts with existing customers and we were awarded a number of new contracts. With the expectation that 2014 will be a year that benefits from positive show rotation, new business and continued improvement in operating efficiencies, we believe we are well positioned for strong performance in 2014."

Travel & Recreation Group

Travel & Recreation Group 2013 full year revenue increased 3.8 percent to $127.9 million and operating income increased 7.7 percent to $25.8 million compared to 2012 revenue of $123.2 million and operating income of $24.0 million. Operating margin for the year was 20.2 percent, up from 19.5 percent in 2012. Financial results for the year were favorably impacted by strong organic growth across all three businesses.

For the seasonally slow fourth quarter, Travel & Recreation Group revenue was $10.0 million with an operating loss of $3.7 million compared to 2012 fourth quarter revenue of $9.8 million and an operating loss of $4.4 million. Foreign exchange rate variances had an unfavorable impact on revenue of $499,000, with a favorable impact on operating income of $90,000 as compared to 2012.

Dykstra said, "The team at the Travel & Recreation Group delivered a strong performance in 2013. All three of our business units operated at a high level and generated excellent results. Brewster had a great year despite the temporary setback of flooding in late June, and Glacier Park posted a record year with significant growth at its Grouse Mountain Lodge resulting from our refresh efforts. Additionally, our new Glacier Skywalk attraction is now complete and we are preparing for its grand opening this May. The project has already won a number of awards and great interest is developing within the media and the travel industry. I firmly believe that the Skywalk will become one of the iconic, must-see natural attractions in North America and we are excited to unveil this amazing experience to our guests."

2014 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release. Additionally, historical comparisons for Viad and the Travel & Recreation Group provided in this outlook section include the Glacier National Park concession operations, which will be reported as discontinued operations beginning in 2014.

Dykstra said, "We had a solid finish to 2013 and we expect another year of meaningful profit growth in 2014. Our Marketing & Events Group has great sales momentum and will also benefit from significant positive show rotation and ongoing margin improvement initiatives. Our Travel & Recreation Group is driving strong organic growth and will also benefit from the new Glacier Skywalk attraction, which will help to offset the loss of revenues from our Glacier National Park concession contract that expired at the end of 2013. The fundamental drivers of our industries continue to trend in a positive direction and we continue to see opportunities ahead to gain additional market share."

2014 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to increase at a high single-digit rate compared to 2013.
    Base same-show revenue is expected to increase at a low to mid single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net positive impact on full year revenue of approximately $55 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next

    First quarter show rotation is expected to positively impact revenue by approximately $30 million.
    Second quarter show rotation is expected to negatively impact revenue by approximately $10 million.
    Third quarter show rotation is expected to positively impact revenue by approximately $45 million.
    Fourth quarter show rotation is expected to negatively impact revenue by approximately $10 million.
    Exchange rate variances are not expected to have a meaningful impact on results versus 2013.
  Operating margins are expected to reach approximately 4 percent, up from 2.4 percent in 2013 and 2.0 percent in 2012, driven by higher revenue and an ongoing focus on operating efficiencies.

Travel & Recreation Group

  Revenue is expected to decrease by approximately 10 percent to 12 percent from 2013, reflecting the termination of the company's contract to provide concessions within Glacier National Park, partially offset by additional revenues from the grand opening of the company's new Glacier Skywalk attraction in May 2014 and organic revenue growth. Exchange rate variances are expected to negatively impact revenue by approximately $3 million versus 2013.
  Operating margins are expected to approximate 21 percent to 22 percent, up from 20.2 percent in 2013 and 19.5 percent in 2012.

Corporate & Other

  Corporate activities expense is expected to approximate $9.5 million.
  Exchange rates are assumed to approximate $0.93 U.S. Dollars per Canadian Dollar and $1.60 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact income by approximately $0.02 per share as compared to 2013.
  The effective tax rate on income before other items is assumed to approximate 32 percent to 33 percent, as compared to 31.8 percent in 2013.
  Free cash flow is expected to be an inflow in the range of $25 million to $35 million, with operating cash flow of $60 million to $65 million and capital expenditures of $30 million to $35 million.
  Possessory interest proceeds of $25 million were received in January 2014 and will be reported as income from discontinued operations (net of tax).

2014 First Quarter Guidance

For the first quarter, Viad's income per share is expected to be in the range of $0.28 to $0.38. This compares to 2013 first quarter income before other items of $0.42 per share. Revenue is expected to be in the range of $269 million to $286 million as compared to $285.2 million in the 2013 first quarter. Segment operating income is expected to be in the range of $10.5 million to $13.5 million as compared to $12.8 million in the 2013 first quarter.

Implicit within this guidance, are the following group revenue and operating income (loss) expectations for the first quarter:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2014 Guidance				2014 Guidance
	2013	Low End	High End		2013	Low End	High End

Marketing & Events Group	$276.8	$262.0	to	$277.0	$ 18.5	$ 16.0	to	$19.0
Travel & Recreation Group	$ 8.4	$ 7.0	to	$ 9.0	$(5.7)	$(6.0)	to	$(5.0)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2013 results on Friday, February 7, 2014 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 460-9740 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements
As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Joe Diaz	Carrie Long
Lytham Partners	Viad Corp
(602) 889-9660	(602) 207-2681
diaz@lythampartners.com	IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Revenues	$ 201,842	$ 202,552	$ (710)	-0.4%	$ 972,792	$ 1,025,231	$ (52,439)	-5.1%

Segment operating income (loss)	$ (2,441)	$ (8,351)	$ 5,910	70.8%	$ 45,891	$ 41,862	$ 4,029	9.6%
Corporate activities (Note A)	(2,748)	(3,408)	660	19.4%	(6,755)	(9,408)	2,653	28.2%
Restructuring charges (Note B)	(1,684)	(1,431)	(253)	-17.7%	(3,891)	(4,942)	1,051	21.3%
Impairment charges (Note C)	-	-	-	**	(5,413)	-	(5,413)	**
Net interest expense	(176)	(164)	(12)	-7.3%	(684)	(710)	26	3.7%
Income (loss) from continuing operations before income taxes
	(7,049)	(13,354)	6,305	47.2%	29,148	26,802	2,346	8.8%
Income taxes (Note D)	2,015	(7,759)	9,774	**	(8,590)	(20,843)	12,253	58.8%
Income (loss) from continuing operations	(5,034)	(21,113)	16,079	76.2%	20,558	5,959	14,599	**
Income (loss) from discontinued operations (Note E)	122	(15)	137	**	1,128	624	504	80.8%
Net income (loss)	(4,912)	(21,128)	16,216	76.8%	21,686	6,583	15,103	**
Net income (loss) attributable to noncontrolling interest	294	(68)	362	**	(131)	(686)	555	80.9%
Net income (loss) attributable to Viad	$ (4,618)	$ (21,196)	$ 16,578	78.2%	$ 21,555	$ 5,897	$ 15,658	**

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$ (4,740)	$ (21,181)	$ 16,441	77.6%	$ 20,427	$ 5,273	$ 15,154	**
Income (loss) from discontinued operations	122	(15)	137	**	1,128	624	504	80.8%
Net income (loss)	$ (4,618)	$ (21,196)	$ 16,578	78.2%	$ 21,555	$ 5,897	$ 15,658	**

Diluted income per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders
	$ (0.24)	$ (1.07)	$ 0.83	77.6%	$ 1.01	$ 0.26	$ 0.75	**
Income from discontinued operations attributable to Viad common shareholders
	0.01	-	0.01	**	0.05	0.03	0.02	66.7%
Net income (loss) attributable to Viad common shareholders
	$ (0.23)	$ (1.07)	$ 0.84	78.5%	$ 1.06	$ 0.29	$ 0.77	**

Basic income per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders
	$ (0.24)	$ (1.07)	$ 0.83	77.6%	$ 1.00	$ 0.26	$ 0.74	**
Income from discontinued operations attributable to Viad common shareholders
	0.01	-	0.01	**	0.06	0.03	0.03	**
Net income (loss) attributable to Viad common shareholders
	$ (0.23)	$ (1.07)	$ 0.84	78.5%	$ 1.06	$ 0.29	$ 0.77	**

Common shares treated as outstanding for income per share calculations:

Weighted-average outstanding common shares	19,881	19,723	158	0.8%	19,850	19,701	149	0.8%

Weighted-average outstanding and potentially dilutive common shares
	19,881	19,723	158	0.8%	20,265	20,005	260	1.3%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS (UNAUDITED)

(A)

Corporate Activities — The decrease in corporate activities expense for the year ended December 31, 2013 was primarily due to lower performance-based compensation expense in 2013, as well as higher costs in 2012 related to the amendment and restatement of the Company's shareholder rights plan and higher legal costs related to employee benefits associated with previously divested operations. These decreases were partially offset by 2013 costs related to the Company's strategic review process. The decrease in corporate activities expense for the fourth quarter of 2013 as compared to 2012 was primarily due to lower performance-based compensation expense.

(B)

Restructuring Charges — During 2013 and 2012, Viad recorded restructuring charges of $3.9 million ($2.7 million after-tax) and $4.9 million ($3.3 million after-tax), respectively. Included in these amounts were charges of $1.7 million ($1.2 million after-tax) and $1.4 million ($1.1 million after-tax) incurred in the fourth quarters of 2013 and 2012, respectively. The charges primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events Group. In addition, restructuring charges related to the Travel & Recreation Group and Corporate were also recorded in the 2013 periods.

(C)

 Impairment Charges — Impairment charges recorded during 2013 primarily related to the third quarter non-cash write-down of goodwill at Glacier Park of $4.5 million ($2.8 million after-tax). In addition, Viad recorded impairment charges of $952,000 ($600,000 after-tax) related to the write-off of certain assets within the Marketing & Events Group also in the third quarter of 2013.

(D)

Income Taxes - During the fourth quarter of 2012, a charge was recorded of $0.68 per share as it was determined that certain deferred tax assets associated with foreign tax credits no longer met the "more-likely-than-not" test in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a non-cash charge of $13.4 million to income tax expense.

(E)

Income from Discontinued Operations — Income from discontinued operations for 2013 and 2012 was $1.1 million and $624,000, respectively. Both of these amounts primarily related to the sale of land associated with previously sold operations.

(F)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Net income (loss) attributable to Viad	$ (4,618)	$ (21,196)	$ 16,578	78.2%	$ 21,555	$ 5,897	$ 15,658	**
Less: Allocation to nonvested shares	-	-	-	**	(484)	(157)	(327)	**
Net income (loss) allocated to Viad common shareholders
	$ (4,618)	$ (21,196)	$ 16,578	78.2%	$ 21,071	$ 5,740	$ 15,331	**

Weighted-average outstanding common shares	19,881	19,723	158	0.8%	19,850	19,701	149	0.8%

Basic income (loss) per common share attributable to Viad common shareholders
	$ (0.23)	$ (1.07)	$ 0.84	78.5%	$ 1.06	$ 0.29	$ 0.77	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Income (loss) before other items (Note A):
Income (loss) from continuing operations attributable to Viad	$ (4,740)	$ (21,181)	$ 16,441	77.6%	$ 20,427	$ 5,273	$ 15,154	**
Impairment charges, net of tax	-	-	-	**	2,815	-	2,815	**
Restructuring charges, net of tax	1,196	1,062	134	-12.6%	2,696	3,287	(591)	18.0%
(Favorable) unfavorable tax matters	(415)	13,415	(13,830)	**	(415)	13,415	(13,830)	**
Income (loss) before other items	$ (3,959)	$ (6,704)	$ 2,745	40.9%	$ 25,523	$ 21,975	$ 3,548	16.1%

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (0.24)	$ (1.07)	$ 0.83	77.6%	$ 1.01	$ 0.26	$ 0.75	**
Impairment charges, net of tax	-	-	-	**	0.14	-	0.14	**
Restructuring charges, net of tax	0.06	0.05	0.01	-20.0%	0.13	0.16	(0.03)	18.8%
(Favorable) unfavorable tax matters	(0.02)	0.68	(0.70)	**	(0.02)	0.67	(0.69)	**
Income (loss) before other items	$ (0.20)	$ (0.34)	$ 0.14	41.2%	$ 1.26	$ 1.09	$ 0.17	15.6%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$ (4,618)	$ (21,196)	$ 16,578	78.2%	$ 21,555	$ 5,897	$ 15,658	**
Income from discontinued operations	(122)	15	(137)	**	(1,128)	(624)	(504)	80.8%
Impairment charges	-	-	-	**	4,521	-	4,521	**
Interest expense	334	312	22	-7.1%	1,250	1,303	(53)	4.1%
Income taxes	(1,958)	7,759	(9,717)	**	8,455	20,843	(12,388)	59.4%
Depreciation and amortization	6,716	7,171	(455)	6.3%	28,153	30,731	(2,578)	8.4%
Adjusted EBITDA	$ 352	$ (5,939)	$ 6,291	**	$ 62,806	$ 58,150	$ 4,656	8.0%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Free Cash Flow (Outflow) (Notes A and B):
Net cash provided by (used in operating activities
	$ (21,278)	$ 380	$ (21,658)	**	$ 6,055	$ 69,186	$ (63,131)	-91.2%
Capital expenditures	(9,192)	(7,763)	(1,429)	-18.4%	(36,119)	(27,675)	(8,444)	-30.5%
Free cash flow (outflow)	$ (30,470)	$ (7,383)	$ (23,087)	**	$ (30,064)	$ 41,511	$ (71,575)	**

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

(B)

Free cash flow was previously defined as net cash provided by operating activities less capital expenditures and dividends. This definition has been revised and free cash flow is now defined as net cash provided by operating activities less capital expenditures.

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